IXA

IX Advisors eBusiness Specialists

July 21, 2015

Christopher Esposito
Chief Executive Officer
Code2Action Inc.
45 Central Street
Peabody, MA 01960

Dear Mr. Esposito:

The purpose of this letter is to confirm the understanding and agreement (the "Agreement") between IX Advisors, ("IXA") and Code2Action Inc. and its affiliates and successors in interest ("Code2Action", the "Company" and/or "Peer to Peer Network"), regarding the retention of IXA by the Company as a corporate finance consultant for the purposes set forth herein:

Under this Agreement, IXA will provide consulting services to the Company as follows:

A) Raising of Capital. IXA shall use its best efforts to provide up to but not limited to $10 million financing for the Company.

B) Fees, Commissions & Expenses. The Company agrees to pay the following fees to IXA for its services.

1. Fees. IXA shall be compensated 8% cash and 8% warrants on equity-linked capital raised (i.e., common equity, preferred equity, convertible debt), 5% cash and 5% warrants on equity lines of credit (ELOC), and 3% cash and no warrants on straight debt capital raised.
    - IXA shall use its best efforts to introduce Code2Action to FINRA broker/dealers to assist in a primarily institutional and accredited investor capital raise. If such introductions result in Code2Action engaging said firm, and that firm completes a capital raise, IXA shall be protected on no less than 20% of the economics and/or participation related to said raise.
2. Retainer. Upon a change of control transaction with a public vehicle using a two-phased approach including 1) selling the public vehicle and exclusive license, and 2) selling the public vehicle all of Code2Action's intellectual property and assets, IXA shall be issued 2.5% of the post closing fully-diluted capitalization of the Company (which shall not dilute Code2action's 90% ownership upon closing a reverse merger transaction or technology IP vend in by end of 2015 calendar year). ½ this consideration shall be due on closing of Phase I, with the balance due on closing of Phase II.
3. Expenses. In addition to any fees that may be payable to IXA under this Agreement, the Company agrees to reimburse IXA for its reasonable out-of-pocket expenses incurred in connection with the services rendered by IXA hereunder (including, without limitation, travel

and lodging, communication charges, and courier services and fees). IXA will, on a monthly basis, provide the Company with reasonable report regarding the expenses incurred, including receipts to support such report. Compensation for any additional professional services (e.g. legal or consulting) contracted for by IXA, to be performed for the benefit of the Company by outside parties, is the responsibility of the Company and will be paid directly by the Company to such party. IXA will not contract for such services without the prior written approval of the Company with regard to both the nature of the service and a reasonable estimate of the cost of such service. All expenses over $200 must be pre-approved by the Company.

4. Cash Payments. All cash payments under this Agreement shall be made in U.S. dollars and without withholding or deduction of any tax, assessment or other governmental charges unless required by law. At closing any and all fees associated with this transaction are to be settled. Fees and retainers should be made payable and wired to:

Vikram P Grover
111 N 4th Ave.
St Charles, IL 60174

Bank Of America
802 Commons Dr.
Geneva, IL 60134

Routing #026009593
Account #002910941927

C) Mergers, Acquisitions & Joint Ventures ("MA&JV"). The Company may at its discretion and on a case-by-case basis engage IXA to assist it in its discussions with potential MA&JV candidates, which may include directly negotiating on the Company's behalf and the rendering independent opinions as to valuation and formulae, among other things. Upon IXA's acceptance of any such assignment and the subsequent closing thereof, the Company will pay IXA an in kind closing fee equal to the following:

- 5% of the consideration up to $5 million,
- 3% of the consideration between $5 - 10 million, and
- 1% of consideration above $10 million.

This fee will be based off the net amount paid or received in kind (PIK) in any transaction by and or between the Company, the MA&JV candidate and or the surviving company (the "M&A Fee"). Any potential MA&JV candidate introduced by IXA with which the Company enters into a definitive agreement will fall under the MA&JV engagement.

- In the event of a "reverse merger" into a shell corporation, net cash above payables within the shell at closing shall precipitate a fee payable to IXA as if it were a common equity raise under Section B1 (above) in addition to associated MA&JV fees due for negotiating the merger and/or purchase of the public vehicle.

D) Information. The Company will furnish or cause to be furnished to IXA, such information, as IXA believes appropriate to its assignment (all such information so furnished being the "Information"). The Company recognizes and confirms that IXA (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility

for the accuracy or completeness of the Information and such other information, (c) is entitled to rely upon the Information without independent verification and (d) will not make an appraisal of any assets in connection with its assignment. IXA acknowledges that the Company's affiliate is publicly traded and that it may be restricted in providing certain non-public information to IXA.

E) Exclusivity. None.

F) Confidentiality. Except as contemplated by the terms hereof or as required by applicable law or legal process, IXA shall keep confidential all non-public information provided to it by or at the request of the Company, and shall not disclose such information to any third party or to any of its employees or advisors except to those persons who have a need to know such information in connection with IXA's performance of its responsibilities hereunder. Except as required by applicable law, any advice to be provided by IXA under this Agreement shall not be disclosed publicly or made available to third parties without the prior written consent of IXA. In addition, IXA may not be otherwise publicly referred to without its prior written consent. All services, advice and information and reports provided by IXA to the Company in connection with this assignment shall be for the sole benefit of the Company and shall not be relied upon by any other person.

G) Indemnity. The Company acknowledges and agrees that IXA has been retained to act solely as financial advisor to the Company. In such capacity, IXA shall act as an independent contractor, and any duties of IXA arising out of its engagement pursuant to this Agreement shall be owed solely to the Company. The Company agrees to indemnify IXA in accordance with the indemnification agreement attached as Exhibit A.

H) Dispute Resolution. Any and all disputes, demands, claims or controversies hereto arising out of or relating to this agreement or the breach thereof, of greater than $500,000 shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association ("AAA"). The arbitration shall be conducted in the appropriate venue in the Commonwealth of Massachusetts under the rules of the AAA. Any judgment upon the award rendered by the arbitrator may be entered into any court or administrative tribunal having jurisdiction thereof. Costs associated with the arbitration, including reasonable attorney's fees, shall be borne by whichever parties the arbitrators shall deem just and fair. All disputes, controversies or differences which may arise between Advisor and the Company out of or in connection with this Agreement, or the breach hereof, of less than $500,000, which cannot be resolved after good faith attempts to reach an amicable solution, shall be adjudicated in the state and federal courts in the appropriate venue in the Commonwealth of Massachusetts and such courts shall be the sole and exclusive forums to resolve any controversies arising out of or related to this Agreement.

I) Term & Termination. The term of IXA's engagement hereunder shall extend from the date hereof through June 30, 2016 (the "Expiration Date"), after which time it will be extended on a monthly basis automatically. IXA's engagement hereunder may be terminated upon 30 days written notice without cause by either the Company or IXA at any time before the Expiration Date. Notwithstanding the foregoing, the provisions relating to the payment of fees and expenses accrued through the date of termination, the status of IXA as an independent contractor and the limitation on to whom IXA shall owe any duties will survive any such termination, and any such termination shall not affect the Company's obligations under the indemnification agreement.

IXA will be entitled to the fees set forth above in the event that at any time prior to the earlier of the termination of this letter and the expiration of IXA's engagement hereunder a Financing is consummated and the investor is on a list of potential investors provided to the Company by IXA at the time of termination or expiration and IXA had made efforts that led to an investment on behalf of the Company

with respect to such investor(s) prior to termination or expiration, as appropriate. Further, in the event that a Financing or M&A transaction is completed with an investor, on the list described above, with respect to which IXA had made efforts that led directly to an investment or other substantive effort before such termination or expiration, whichever is earlier, IXA will be entitled to fees on those investors (but only for the amount purchased by such investors) for a period of 12 months after the termination or expiration date, as applicable, calculated in accordance with Section B of this Agreement. On the termination or expiration date, as applicable, IXA will provide the Company an updated Exhibit B for purposes of this paragraph.

J) Rights of First Refusal. None.

K) Advertisements. The Company acknowledges that IXA may, at its option and expense, place an announcement in such newspapers and periodicals as it may choose (subject to Company approval), stating that IXA has acted as the financial advisor to the Company. IXA agrees that the Company will have the right to approve the form of such announcement.

This Agreement (including the attached indemnification) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, which will remain in full force and effect. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound thereby. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts executed in and to be performed in that state.

This Agreement sets forth the entire agreement with respect to the engagement of IXA by the Company, including the fees and warrants payable as a result of such engagement. Please confirm that the foregoing correctly sets forth our agreement by signing and returning to IXA the duplicate copy of this Agreement, the indemnification agreement attached hereto as Exhibit A.

By: ____________________
Christopher Esposito
Chief Executive Officer
Code2Action Inc.

By: ____________________
Vik Grover, CFA
Managing Director
IX Advisors

EXHIBIT A - INDEMNIFICATION

This **Exhibit A** is a part of and is incorporated into that certain letter agreement, July 21 2015 (the "Agreement"), by and between Code2Action Inc., whose public affiliate Peer to Peer Network is a Nevada Corporation, and Vikram P Grover dba "IX Advisors" (the "Consultant"). Capitalized terms used herein and not otherwise defined shall have the respective meanings provided in the Agreement.

The Company agrees to indemnify and hold harmless the Consultant, its affiliates and each person controlling the Consultant and the Consultant agrees to indemnify and hold harmless The Company (within the meaning of Section 15 of the Securities Act), and the directors, officers, agents and employees of the Consultant, its affiliates and each such controlling person (the Consultant, and each such entity or person. an "Indemnified Person") from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, the "Liabilities"), and shall reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of one counsel for all Indemnified Persons, except as otherwise expressly provided herein) (collectively, the "Expenses") as they are incurred by an Indemnified Person in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not any Indemnified Person is a party thereto (collectively, the "Actions"), only to the extent that such Liabilities are (i) caused by, or arising out of any untrue statement or alleged untrue statement of a material fact made by the Company and contained in any offering documents prepared by the Company (including any amendments thereof and supplements thereto) (the "Offer Documents") or by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly for use in the Offer Documents) or (ii) otherwise arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to the Agreement, the transactions contemplated thereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions; provided, however, that, in the case of clause (ii) only, the Company shall not be responsible for any Liabilities or Expenses of any Indemnified Person that have resulted from such Indemnified Person's advice, actions, inactions or services referred to above or use of any offering materials or information concerning the Company in connection with the offer or sale of the Securities in the Transaction which were not authorized for such use by the Company. The Company also agrees to reimburse each Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person's rights under the Agreement, which includes this **Exhibit A**.

Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under the Agreement, such Indemnified Person shall promptly notify the Company in writing; provided that failure by any Indemnified Person so to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise to such Indemnified Person, except to the extent the Company shall have been prejudiced by such failure. The Company shall, if requested by the Consultant, assume the defense of any such Action including the employment of counsel reasonably satisfactory to the Consultant, which counsel may also be counsel to the Company. Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person. The Company shall not be liable for any settlement of any Action effected without its written consent (which shall not be unreasonably withheld). In addition, the Company shall not, without the prior written consent of the Consultant (which shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not such Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such Action for which indemnification or contribution may be sought hereunder. The

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indemnification required hereby shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

Notwithstanding the above, no person accused of or found guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act of 1933, as amended, shall be entitled to contribution from a party who was not guilty of fraudulent misrepresentation.

The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to the Agreement, the transactions contemplated thereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions except for Liabilities (and related Expenses) of the Company that have resulted from such Indemnified Person's gross negligence, bad faith or willful misconduct in connection with any such advice, actions, inactions or services.

The reimbursement, indemnity and contribution obligations of the Company set forth herein shall apply to any modification of the Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person's services under or in connection with, the Agreement.

(initials)